Exhibit 4.2

11 July 2000

AMENDED AND RESTATED MERGER AGREEMENT

between

DELUXESTAR LIMITED AND OTHERS (1)

and

NABISCO INTERNATIONAL, INC. (2)

Ashurst Morris Crisp

Broadwalk House

5 Appold Street

LONDON  EC2A 2HA

NJS/D758.00004/1765328

CONTENTS

CLAUSE

1.	INTERPRETATION
2.	SALE AND PURCHASE
3.	CONSIDERATION
4.	DELUXESTAR’S ACKNOWLEDGEMENTS
5.	INDEBTEDNESS, WORKING CAPITAL AND EBITDA ADJUSTMENTS
6.	ASSIGNMENT OF INTERCOMPANY DEBT
7.	CONDUCT BETWEEN SIGNING AND COMPLETION
8.	COMPLETION
9.	SAUDI COMPLETION AND TUNISIAN COMPLETION
10.	UNDERTAKINGS IN RELATION TO NACO AND NTSA
11.	NABISCO WARRANTIES AND INDEMNITIES
12.	CO-OPERATION AND FURTHER ASSURANCE
13.	POWER OF ATTORNEY
14.	MANAGERIAL AND OPERATIONAL CONTROL
15.	TERMINATION OF THE SALE OF NACO AND NTSA
16.	CONFIDENTIALITY
17.	MISCELLANEOUS
18.	COSTS
19.	PLANTERS & BISCUIT CO
20.	NOTICES
21.	GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

SCHEDULE 1
NABISCO BUSINESS GROUP
SCHEDULE 2
WARRANTIES

AGREED FORM DOCUMENTS

Tax Deed

Deluxestar Discounted Preferred Securities

THIS AGREEMENT is made on 11 July 2000

BETWEEN:

(1)                                 DELUXESTAR LIMITED (No. 3922573) (“Deluxestar”), FINALREALM LIMITED (No. 3877932) (“Finalrealm”) and BLADELAND LIMITED (No. 3877866) (“Bladeland”) each of whose registered office is at Pinners Hall, 105 Old Broad Street, London EC2N 1EH; and

(2)                                 NABISCO INTERNATIONAL, INC., a Delaware corporation whose principal office is situated at 200 Deforest Avenue, East Hanover, NJ 07936-1944, USA (“Nabisco”).

RECITALS:

WHEREAS this Agreement is intended to restate and to replace in its entirety the Merger Agreement dated 17 March 2000 made between Nabisco, Bladeland, Deluxestar, Finalrealm and Hillsdown Holdings Limited (the “Merger Agreement”) as amended by a supplemental agreement dated 17 April, 2000 made between those parties and others.

IT IS AGREED as follows:

1.                                           INTERPRETATION

1.1                                     In this Agreement and in the Schedules the following definitions are used:

“Accounts” means the aggregated profit and loss account of the Nabisco Business Group for the financial year ended on the Accounts Date and the aggregated balance sheet of the Nabisco Business Group as at the Relevant Time to be prepared in accordance with clause 5;

“Accounts Date” means 31 December 1999;

“Ashursts” means Ashurst Morris Crisp of Broadwalk House, Appold Street, London EC2A 2HA;

“business day” means a day (not being a Saturday or Sunday) on which banks are open for general banking business in the City of London and New York;

“Companies Act” means the Companies Act 1985;

“Completion” means Iberia Completion, Saudi Completion or Tunisian Completion, as the case may be;

“Debt” means, in respect of any Designated Company, (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations in respect of letters of credit or bankers’ acceptances or similar instruments (or reimbursement obligations with respect thereto), (iv) all obligations to pay the deferred purchase price of real property or services, (v) all obligations as lessee under any finance leases (net of future finance charges), (vi) all actual, deferred or contingent liabilities arising on or resulting from the factoring or securitisation of receivables, (vii) all interest (including bank interest), fees and penalties (including prepayment penalties) accrued or payable in respect of any of (i) to (vi) above at that time and (viii) Intercompany Debt but excluding trade payables incurred in the ordinary course (including without limitation to other members of the Retained Group); provided that the term “Debt” with respect to NACO shall mean 75% of the amount determined with respect to such entity;

“Discounted Preferred Securities” means Dual Convertible Discounted Preferred Securities of Deluxestar constituted by an instrument in the agreed form dated 25 April 2000;

“EBITDA” means earnings on ordinary trading activities before interest, tax, depreciation and amortization but excluding the impact of any one off or exceptional items and determined on the basis of financial statements prepared on a standalone basis (as if the business had been operated independent of the Retained Group with all costs incurred on an arms length basis and being adequate and appropriate for the business);

“Environment” means the natural and man-made environment and all or any of the following media namely air, water and land including air within buildings and air within other natural or man-made structures above or below ground;

“Environmental Law” means all laws, regulations, directives, statutes, subordinate legislation, common law and other national and local laws, all judgments, orders instructions or awards of any court or competent authority and all codes of practice and guidance notes which relate to the Environment;

“Governmental Authority” means any foreign, national, state, provincial or local government, any political subdivision thereof or any governmental, judicial, public or statutory instrumentality, tribunal, agency, authority, body or entity, or other regulatory bureau, authority, body or entity having legal jurisdiction over the activity or person in question (including those pertaining to competition, health and safety or the Environment);

“Group” means, in relation to any company, that company and any company controlling, controlled by or under common control with it;

“Group Company” means, in relation to any company, any company which from time to time is a member of its Group;

“Guarantees” means all guarantees, indemnities, bonds, surety arrangements, letters of comfort and similar assurances or obligations given or undertaken by, a person to secure or support the obligations (actual or contingent) of any third party and whether given directly or by way of counter-indemnity to any such third party;

“Iberia Completion” means completion of the sale and purchase of the Iberia Shares in accordance with the provisions of clause 8;

“Iberia Shares” means 20,408,400 shares of Pts 1,000 each in Nabisco Iberia, being the entire issued share capital of Nabisco Iberia;

“Intellectual Property Rights”  means all inventions, patents, registered designs, design rights and copyrights, trade marks, trade, business or domain names (whether registered or not) and the goodwill therein and applications to register any of the foregoing and rights in inventions, know-how, trade secrets and other confidential information, rights in databases and all rights of a similar nature throughout the world;

“Intercompany Debt” means any Debt owed by the Nabisco Business Group to the Retained Group;

“Legal Steps” means the Saudi Legal Steps or, as the case may be, the Tunisian Legal Steps;

“London Stock Exchange” means London Stock Exchange plc;

“Nabisco Business Group” means the companies details of which are set out in Schedule 1 and “Designated Company” means any one of these;

“Nabisco Business Intellectual Property Rights” means any and all Intellectual Property Rights used in the business of the Nabisco Business Group;

“Nabisco Iberia” means Nabisco Iberia S.L., a company incorporated in Spain with Tax ID number B80662950 details of which are set out in Schedule 1;

“NACO” means Nabisco Saudi Arabia Co., Limited a limited company incorporated in Saudi Arabia with commercial registration number 2051020990 whose principal office is situated at P.O. Box 4113, Damman 31442, Saudi Arabia details of which are set out in Schedule 1;

“Net Debt” means the aggregate Debt of the Nabisco Business Group as at the Relevant Time less the aggregate of all cash or cash equivalents held by or for the benefit of the Nabisco Business Group as at that time provided that, with respect to NACO, only 75% of the cash and cash equivalents held by it or for its benefit shall be taken into account;

“Norton Rose” means Norton Rose of Kempson House, Camomile Street, London EC3A 7AN;

“NTSA” means Nabisco Tunisia, S.A. a corporation in the form of Societes Anonymes whose principal office is B.P.89, Hamman-Lif 2050 Tunisia details of which are set out in Schedule 1;

“Offer” means the offer made by Finalrealm for the entire issued and to be issued share capital of United;

“Relevant Time” means 11.59 p.m. (local time) on 10 July 2000;

“Retained Group” means Nabisco and its subsidiaries other than the Nabisco Business Group;

“Sale Shares” means the Iberia Shares, the Saudi Shares and the Tunisian Shares;

“Saudi Completion” means completion of the sale and purchase of the Saudi Shares in accordance with the provisions of clause 8;

“Saudi Legal Steps” means the legal requirements necessary to effect the transfer of the legal title to the Saudi Shares under the laws of Saudi Arabia being:

(a)                                the delivery of a letter of consent from Olayan Saudi Holding Company (“Olayan”) as continuing shareholder in NACO consenting to the sale of the Saudi Shares and confirming that it agrees to waive all pre-emption rights it has in relation to the sale of the Saudi Shares hereunder (the “Olayan Consent”);

(b)                               Deluxestar and, where necessary, Nabisco obtaining a foreign investment licence from the competent Saudi Arabian Authority approving Deluxestar as investor in NACO;

(c)                                signature before a Saudi Arabian notary public by Olayan, Nabisco and Deluxestar of a Ministry of Commerce approved resolution amending NACO’s articles of association to accommodate the transfer of the Saudi Shares and publication in the Saudi Official Gazette; and

(d)                               amendment of NACO’s commercial registration at the Ministry of Commerce in relation to the transfer of the Saudi Shares;

“Saudi Shares” means 17,145 shares of SR500 cash in NACO, being 75% of the issued share capital of NACO;

“Shareholder Documentation” means:

(a)                                all and any documents setting out any terms of investment by any member of the Retained Group in either NACO or NTSA (including, without limitation, joint venture and shareholder agreements); and

(b)                               any other contract (whether written or otherwise) between any member of the Retained Group and either NACO or NTSA;

[“Supplemental Agreements” means the Trade Marks Agreements and the documents in the agreed form titled “Services Agreement”, “Products Purchase Agreement (Americas to EMEA)” and “Products Purchase Agreement (EMEA to Americas)”;]

“taxation” or “tax” means taxation or tax as defined in the Tax Deed;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Tax Deed” means the tax deed in the agreed form between Nabisco and Deluxestar to be executed at Iberia Completion;

“Trade Marks Agreements” means the agreements in the agreed form entitled “Assignment of Royal Trade Marks (Company Territory Royal Marks)”, “Know-How Cross Licence”, “Royal Trade Mark Use Agreement”, “Assignment of Royal Trade Marks (Non-Company Territory Royal Brands)”, “Trade Mark Assignment - Local Brands”, “Trade Mark Sub-Licence Agreement”, “Assignment of Trade Mark Licence (Italy)” and “Assignment of Trade Mark Licence (Iceland)”;

“Tunisian Completion” means completion of the sale and purchase of the Tunisian Shares in accordance with the provisions of clause 8;

“Tunisian Legal Steps” means the legal requirements needed to effect the transfer of the legal title to the NTSA Shares under the laws of Tunisia being:

(a)                             registration of Nabisco in accordance with all applicable Tunisian laws as the legal owners of the Tunisian Shares;

(b)                            execution of a share transfer document;

(c)          approval of the Central Bank of Tunisia;

(d)                             registration with the Tunisian Stock Exchange of the transfer of the Tunisian Shares and the delivery by the financial intermediary to Nabisco of a certificate of such registration;

(e)                              registration of the share transfer by a financial intermediary of Nabisco; and

(f)                                the entry on the company register of NTSA of the transfer of the Tunisian Shares by Nabisco;

“Tunisian Shares” means 1,326 shares of DT100 in NTSA, being the entire issued share capital of NTSA;

“United” means United Biscuits (Holdings) Limited;

“Warranties” means the warranties given by Nabisco set out in Schedule 2; and

“Working Capital” means the sum of all current assets (excluding cash and cash equivalents) of the Nabisco Business Group minus the sum of all current liabilities (including Tax (other than deferred tax)) and excluding Debt, pension liabilities and bank interest accruals of the Nabisco Business Group.

1.2                                     In this Agreement, words and expressions defined in the Companies Act shall bear the same meaning as in that Act.

1.3                                     In this Agreement, save where the context otherwise requires:

(a)                                a reference to a statute or statutory provision shall include a reference:

(i)                              to that statute or provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision;

(ii)                           to any repealed statute or statutory provision which it re-enacts (with or without modification); and

(b)                               any subordinate legislation made under the relevant statute;

(c)                                words in the singular shall include the plural, and vice versa;

(d)                               the masculine gender shall include the feminine and neuter and vice versa;

(e)                                a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or to a person’s executors or administrators;

(f)                                  a reference to a clause, sub-clause or Schedule (other than to a schedule to a statutory provision) shall be a reference to a clause, sub-clause or Schedule (as the case may be) of or to this Agreement;

(g)                               if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated exclusive of that day;

(h)                               references to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(i)                                   a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of the Taxes Act;

(j)                                   references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(k)                                a reference to a balance sheet or profit and loss account shall include a reference to any note forming part of it;

(l)                                   where any Warranty is qualified by the expression “to the best of the knowledge, information and belief of Nabisco or “so far as Nabisco is aware” or any similar expression, that Warranty shall be deemed to include an additional statement that it has been made after due, diligent and careful enquiry by such party;

(m)                             references to documents “in the agreed form” shall be to documents agreed between the parties, annexed to this Agreement and initialled for identification by Ashursts and Norton Rose;

(n)                               the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement; and

(o)                               references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

1.4                                     The designations adopted in the recitals and introductory statements preceding this clause apply throughout this Agreement and the Schedules.

2.                                           SALE AND PURCHASE

2.1                                     Subject as provided in clauses 2.4, 4 and 10.3, Nabisco is the beneficial owner of and at the relevant Completion shall sell or procure to be sold with full title guarantee, and Deluxestar shall purchase, the Sale Shares.

2.2                                     The Sale Shares shall be sold free from any option, charge, lien, equity, encumbrance, rights of pre-emption or any other third party rights and together with all rights attached to them at the date of this Agreement or subsequently becoming attached to them.

2.3                                     Nabisco waives and agrees to procure the waiver of any restrictions on transfer (including pre-emption rights) which may exist in relation to the Sale Shares (or any of them) under the articles of association of any of the Designated Companies or otherwise.

2.4                                     The parties have agreed that, notwithstanding that all consents required to transfer the Saudi Shares and the Tunisian Shares have not been obtained at the date hereof, control of, and the economic interests in, NACO and NTSA shall be transferred to Deluxestar with effect from the date hereof.

3.                                           CONSIDERATION

3.1                                     The total consideration for the sale of the Sale Shares shall be:

(a)                                the issue by Deluxestar of, in aggregate, £26,659,884,723 nominal amount of Discounted Preferred Securities, of which (i) £23,407,287,486 shall be issued to Nabisco EMEA Sarl in respect of the transfer of the Iberia Shares, and (ii) £3,195,534,128 in respect of the transfer of the Tunisian Shares and £57,063,109 in respect of the Saudi Shares shall be issued to Nabisco Euro Holdings Limited;

(b)                               any payments due or adjustments made in accordance with clause 5.

4.                                           DELUXESTAR’S ACKNOWLEDGEMENTS

4.1                                     Deluxestar hereby acknowledges and agrees that it will not become the legal owner of the Saudi Shares or, as the case may be, the Tunisian Shares (or any of them) nor become recognised as such by the relevant authorities either in Saudi Arabia in relation to the Saudi Shares or Tunisia in relation to the Tunisian Shares until Saudi Completion or as the case may be Tunisian Completion has taken place hereunder and the relevant Legal Steps have been satisfied.  Deluxestar and Nabisco shall use their respective best endeavours to complete the Legal Steps as soon as possible after the date of this Agreement.

4.2                                     Deluxestar acknowledges and agrees that it will obtain all necessary support from its parent company and other members of its Group that have the necessary experience in the type of business conducted by NACO if this is required by the competent Saudi Arabian authorities in order to grant Deluxestar an investment licence.

4.3                                     Deluxestar acknowledges and agrees that with effect from the date of fulfilment of the Saudi Legal Steps it will be bound by the provisions of the Joint Venture Agreement between Olayan and Nabisco dated 23 May 1995 (the “Joint Venture Agreement”) and will take all steps necessary to replace Nabisco in the Joint Venture Agreement in each and every respect including fully replacing Nabisco in any guarantees Nabisco has provided thereunder and with effect from the same date fully indemnify Nabisco against all costs, proceedings or claims arising therefrom.

4.4                                     The parties shall use all reasonable efforts to ensure the satisfaction of the Saudi and Tunisian Legal Steps as soon as practicable after the date hereof.  Such efforts shall include (but shall not be limited to) direct liaisons with Governmental Authorities and any other relevant entities and, without prejudice to the generality of the foregoing, each of the parties agrees to co-operate and use all reasonable efforts to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanently) of any court of Governmental Authority that is in effect and that restricts, prevents or prohibits the transfer of the Saudi Shares or the Tunisia Shares, including the pursuit of all reasonable avenues of administrative and judicial appeal.

5.                                           INDEBTEDNESS, WORKING CAPITAL AND EBITDA ADJUSTMENTS

5.1                                     Indebtedness Adjustment at Completion

[CLAUSE DELETED]

5.2                                     Working Capital Notification at Completion

[CLAUSE DELETED]

5.3                                     Determination of Adjustments

(a)                                The parties shall use their respective reasonable endeavours to procure that promptly after the date of this Agreement the following are prepared by Deluxestar:

(i)                              the Accounts;

(ii)                           a statement of Net Debt and a statement of Working Capital for the Nabisco Business Group (which shall identify separately the amount of Net Debt and Working Capital attributable to each of NACO and NTSA) in each case as at the Relevant Time and a statement of EBITDA for the Nabisco Business Group (which shall identify separately the amount of EBITDA attributable to each of NACO and NTSA) for the year ended on the Accounts Date (the “Statement of Net Debt”, the “Statement of Working Capital” and the “Statement of 1999 EBITDA” respectively); and

(iii)                        a statement (the “Statement of Actual Average Working Capital”) of the average Working Capital of the Nabisco Business Group (the “Actual Average Working Capital”) as at the end of each of the 12 months to 30 June 2000 (identifying separately the amount of average Working Capital attributable to each of NACO and NTSA).

(b)                               The Accounts and the statements referred to in clause 5.3(a) (the “Statements”) shall be prepared in accordance with the accounting policies of Nabisco as applied in its latest audited accounts save that no account shall be taken of acts or omissions after the Relevant Time taken by the Purchaser or its Group occurring outside the ordinary course of business.

(c)                                Forthwith after completion of the preparation of the Accounts and the preparation of the Statements they shall be delivered in draft to Nabisco.  Within 10 Business Days of receipt, Nabisco shall notify Deluxestar in writing whether it accepts them for the purposes of this Agreement.

(d)                               If Nabisco notifies Deluxestar that it does not accept any such draft Statement:-

(i)                              it shall, at the same time, set out in a notice in writing its reasons in full for such non-acceptance and specify the adjustments which, in its opinion, should be made to such draft Statement in order to comply with the requirements of this Agreement and deliver a copy of such notice to Deluxestar; and

(ii)                           the parties shall use all reasonable endeavours to meet and discuss the objections of Nabisco and to reach agreement upon the adjustments (if any) required to be made to such draft Statement.

(e)                                If Nabisco is satisfied with the draft Statements (either as originally submitted or after adjustments agreed between Nabisco and Deluxestar) or if Nabisco fails to notify Deluxestar of its non-acceptance of the draft Statements within the 10 business day period referred to in clause 5.3(c), then the draft Statements (incorporating any agreed adjustments) shall constitute the Statements for the purposes of this Agreement.

(f)                                  If Nabisco and Deluxestar do not reach agreement within 10 business days of Nabisco’s notice of non-acceptance pursuant to clause 5.3(d) then the matters in dispute (and only those) shall be referred, on the application of either Nabisco or Deluxestar, for determination by an independent firm of internationally recognised chartered accountants to be agreed upon by Nabisco and Deluxestar or, failing agreement, to be selected, on the application of either of them, by the President for the time being of the Institute of Chartered Accountants in England and Wales or his duly appointed deputy.  The following provisions shall apply to such determination:-

(i)                              Deluxestar and/or Deluxestar’s accountants and Nabisco and/or Nabisco’s accountants shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to such independent firm for determination;

(ii)                           in giving such determination, the firm shall state what adjustments (if any) are necessary to the draft Statements in respect of the matters in dispute in order for them to comply with the requirements of this Agreement;

(iii)                        any such firm shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the parties (in the absence of manifest error);

(iv)                       each party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and the expenses of the independent firm of accountants shall be borne between Nabisco and Deluxestar in such proportions as the firm shall in its discretion determine or, in the absence of any such determination, equally between Nabisco and Deluxestar.

(g)                               When Nabisco and Deluxestar reach (or pursuant to clause 5.3(e) are deemed to reach) agreement on the Statements or when the Statements are finally determined at any stage in accordance with the procedures set out in this clause 5.3, the Statements as so agreed or determined shall be the Statements for the purposes of this Agreement and shall be final and binding on the parties.

(h)                               Subject to any rule of law or any regulatory body, Nabisco and Deluxestar shall, insofar as they are able, procure that the Nabisco Business Group shall, promptly provide each other, their respective advisers, the independent firm of chartered accountants appointed pursuant to this clause 5.3 to determine the Statements and Deluxestar’s accountants and Nabisco’s accountants with all information (in their respective possession or control) relating to the operations of the Nabisco Business Group, including access at all reasonable times to all Nabisco Business Group’s employees, books and records, and all co-operation and assistance, as may in any such case be reasonably required to:-

(i)                              enable the production of the Statements; and

(ii)                           enable any independent firm of chartered accountants appointed pursuant to this clause 5.3 to determine the Statements.

Nabisco and Deluxestar hereby authorise each other, their respective advisers and the independent firm of chartered accountants appointed pursuant to this clause 5.3 to take copies of all information which they have agreed to provide under this clause 5.3(h).

5.4                                     Net Debt Adjustment

Within 5 days after agreement or determination in accordance with clause 5.3 of the  Statement of Net Debt, either (i) Nabisco shall pay to Deluxestar the amount, if any, by which the Net Debt determined from the Statement of Net Debt exceeds £75,000,000 or (ii) Deluxestar shall pay to Nabisco the amount, if any, by which the Net Debt determined from the Statement of Net Debt is less than £75,000,000.

5.5                                     Working Capital Adjustment

Within 5 days after agreement or determination in accordance with clause 5.3 of the Statement of Working Capital, either (i) Nabisco shall pay to Deluxestar an amount equal to the amount, if any, by which the Working Capital determined from the Statement of Working Capital is less than 95 per cent. of the Actual Average Working Capital determined from the Statement of Actual Average Working Capital or (ii) Deluxestar shall pay to Nabisco an amount equal to the amount, if any, by which the Working Capital determined from the Statement of Working Capital exceeds 105 per cent. of the Actual Average Working Capital determined from the Statement of Actual Average Working Capital.

5.6                                     EBITDA Adjustment

Within 5 days after agreement or determination in accordance with clause 5.3 of the Statement of 1999 EBITDA, Nabisco will, or will procure that a member of its Group shall, pay to Deluxestar the sterling equivalent of an amount equal to 7 times the shortfall if any of the 1999 EBITDA shown in the Statement of 1999 EBITDA below the US$ equivalent of £25,500,000, provided that unless such shortfall exceeds the US$ equivalent of £1,275,000 no amount shall be payable.  For the purposes of this clause 5.6 the sterling equivalent or US$ equivalent of an amount shall be calculated on the basis of the $/£ exchange rate as at 31 December 1999, being £1 = $1.6182.

5.7                                     Miscellaneous

(a)                                Payments made pursuant to clauses 5.4, 5.5 and 5.6 shall be treated as adjustments to the consideration for the Sale Shares and shall be allocated to the businesses to which they relate.

(b)                               Where pursuant to the various sub-clauses of this clause 5 payments are due, the amounts in question may (provided they are due and payable at the same time) be netted one against another and a single payment made by the party owing the larger amount.

(c)                                For the avoidance of doubt, the parties hereby acknowledge and agree that all adjustments pursuant to this clause 5 shall be satisfied in cash and not through an adjustment of the nominal amount of Discounted Preferred Securities issued hereunder.

(d)                               For the avoidance of doubt, no amount payable under this clause 5 shall bear interest.

(e)                                Any payment pursuant to this clause 5 shall be made by electronic funds transfer in immediately available funds to such bank account as the payees shall have directed.

(f)                                  The Net Debt and any amount payable pursuant to clause 5.5 shall be converted into GBP £, using the relevant exchange rates at the Relevant Time, as derived from the relevant Reuters pages.  All payments made pursuant to this clause 5 shall be made in GBP £.

6.                                           ASSIGNMENT OF INTERCOMPANY DEBT

[CLAUSE DELETED]

7.                                           CONDUCT BETWEEN SIGNING AND COMPLETION

7.1                                     Nabisco undertakes to and covenants with Bladeland, Finalrealm and Deluxestar, in respect of NACO and NTSA, that between the date hereof and the relevant Completion it shall procure (by the exercise of its powers in relation to NACO and NTSA and its rights as the beneficial owner of the Saudi Shares and the Tunisian Shares and otherwise) that, unless (i) otherwise agreed in writing by Deluxestar, such agreement not to be unreasonably withheld or delayed or (ii) expressly contemplated by this Agreement provided that no liability (other than ordinary course non-material liabilities) arises therefrom in NACO and NTSA:

(a)                                the businesses of NACO and NTSA shall be carried on in the ordinary and proper course and substantially in the same manner that such businesses have been carried on prior to the date hereof and no material change shall be made to the nature or scope of NACO and NTSA’s businesses as at the date hereof;

(b)                               neither NACO nor NTSA:

(i)                              acquire or dispose of or agree to acquire or dispose of any shares in any company or any material part of its business or any material asset other than trading stock in the ordinary course of business;

(ii)                           borrow any monies or enter into any transaction or arrangement to create any Debt or other indebtedness of any nature (other than trade debts in the ordinary course of business) to include, without prejudice to the foregoing, borrowings by way of loan, bond, note, stock or other security (in each case where the value thereof exceeds £5 million);

(iii)                        create, extend, grant or issue or agree to create, extend, grant or issue any mortgage, pledge, charge, lien or any other security interest over the whole or any material part of its present or future revenues or assets;

(iv)                       enter into or incur any liability, obligation or commitment of any kind of a long term nature or which is, or is likely to be, material and onerous;

(v)                          engage in any material litigation, arbitration, prosecution or other legal proceedings other than ordinary course debt collection and except currently ongoing litigation conducted in good faith;

(vi)                       create or issue or agree to create or issue any share or loan capital, or give or agree to give any option in respect of any share or loan capital or declare, make or pay any dividend or any other distribution on any share capital to any person;

(vii)                    declare, make or pay any non-cash dividend;

(viii)                 enter into any material transactions (whether of a trading nature, on capital account or otherwise) other than on an arm’s length, commercial and bona fide basis and for its own benefit;

(ix)                         save where insolvent, pass any resolution to wind up NTSA or NACO or for a member’s voluntary winding-up or to cause it to cease carrying on all or any part of its business;

(x)                            give or enter into any material guarantee, indemnity or security in respect of any liabilities of any third party;

(xi)                         make any expenditure on capital items in excess of £5 million in aggregate in any financial year;

(xii)                      make any material change in the terms and conditions of its directors or employees or the benefits given to any such directors or employees or in any relevant working practices or collective agreements;

(xiii)                   cancel, release or assign any material indebtedness owed to it; or

(xiv)                  fail to renew or take any action to defend or preserve any of the material intellectual property rights of any member of the Group.

7.2                                     Nabisco warrants to Deluxestar that, save as disclosed prior to the date hereof, the business of the Nabisco Business Group has been carried on between 17 March 2000 and the date hereof in accordance with clauses 7.1(a) and (b), as if references therein to NACO and NTSA were substituted by references to the Nabisco Business Group.

8.                                           COMPLETION

8.1                                     Iberia Completion shall take place immediately following the exchange hereof and Saudi Completion and Tunisia Completion shall take place on the 5th business day following the satisfaction of the Saudi Legal Steps or the Tunisia Legal Steps (as the case may be) at such place or at such other time as Nabisco and Deluxestar shall agree when all (but not part only unless Nabisco and Deluxestar shall agree) of the relevant business referred to in clause 8.2 shall be conducted.

8.2                                     At each Completion:

(a)                                Nabisco shall deliver or cause to be delivered to Deluxestar:

(i)                              duly executed notarial deeds of transfer to Deluxestar or its nominee of the relevant Sale Shares together with duly endorsed share certificates for them in the names of the relevant transferors;

(ii)                           any power of attorney under which any document referred to in (i) above is executed;

(iii)                        any waivers, consents or other documents required to vest in Deluxestar or its nominees the full beneficial ownership of the relevant Sale Shares and enable Deluxestar to procure them to be registered in the name of Deluxestar or its nominees (including a foreign investment authority prior clearance form, if applicable);

(iv)                       the certificates of incorporation, common seals, all statutory and minute books (which shall be written up to, but not including, the date of Completion) and share certificate books of each company being sold together with all unused share certificate forms;

(v)                          definitive certificates in respect of all the shares owned by each company being sold together with duly executed notarial deeds of transfer in blank in respect of all such shares not registered in the name of a company being sold;

(vi)                       the written resignations of all directors of and the secretary of each company being sold (other than any director or secretary whom Deluxestar may wish to remain in office) executed as a deed and stating there are no outstanding liabilities of such company to such persons;

(vii)                    evidence reasonably satisfactory to Deluxestar that each charge to which any asset or undertaking of each company being sold is subject has been fully released or discharged without any liability to the relevant company;

(viii)                 a power of attorney from the vendors of the Sale Shares being sold (and the holders of any nominee shares) relating to the exercise of rights in respect of such shares pending their registration in the name of Deluxestar and/or its nominee;

(ix)                         a notice of resignation of the existing auditors of each company being sold containing a statement that there are no circumstances connected with such resignation which the auditors consider should be brought to the attention of the members or creditors of such company;

(x)                            certified copies of board minutes of Nabisco approving, inter alia, the transfer of the Sale Shares being sold;

(xi)                         in relation to the Saudi Shares, evidence of the satisfaction of the Saudi Legal Steps;

(xii)                      in relation to the Tunisian Shares, evidence of the satisfaction of the Tunisian Legal Steps; and

(b)                               Nabisco shall procure that the following business is transacted at meetings of the directors of each company comprising Nabisco Business:

(i)                              the directors of each company shall approve the notarial deeds of transfer of the Nabisco Business Shares for registration and the entry of the transferees in the register of members of Nabisco Business to reflect the transfer;

(ii)                           the situation of the registered office of each company comprising Nabisco Business shall be changed to that nominated by Deluxestar;

(iii)                        any person nominated by Deluxestar for appointment as a director or the secretary of any company comprising Nabisco Business shall be so appointed;

(iv)                       such auditors as Deluxestar shall select shall be appointed to replace the existing auditors of any company comprising Nabisco Business; and

8.3                                     At Iberia Completion in addition to the matters referred to in clause 8.2:

(a)                                Deluxestar shall issue to Nabisco EMEA Sarl and Nabisco Euro Holdings Limited £26,659,884,723 in principal amount of Discounted Preferred Securities as specified in clause 3.1(a);

(b)                               Nabisco shall deliver to Deluxestar the Tax Deed duly executed by Nabisco and Deluxestar shall deliver to Nabisco a counterpart thereof duly executed by Deluxestar;

(c)                                the parties shall procure the entry into of the Supplemental Agreements by the respective parties thereto.

(d)                               Finalrealm shall discharge or procure the discharge of the £75 million facility (together with accrued interest) from Deutsche Bank to Nabisco Iberia and procure the release of the Retained Group from the associated guarantee and any associated obligations.

9.                                           SAUDI COMPLETION AND TUNISIAN COMPLETION

[CLAUSE DELETED]

10.                                     UNDERTAKINGS IN RELATION TO NACO AND NTSA

10.1                               Nabisco undertakes to Deluxestar that if and to the extent that it or any member of the Retained Group receives any dividends or other distributions in respect of any of the Saudi Shares after the date of this Agreement and prior to the earlier of (i) the date of Saudi Completion and (ii) the date upon which the rights and obligations of the parties hereunder in respect of the Saudi Shares are terminated in accordance with clause 15, it shall, not later than 10 business days after the receipt thereof, pay an amount equal to any such dividends or distributions by way of transfer to Deluxestar’s bank account, details of which Deluxestar will notify in writing to Nabisco.

10.2                               Nabisco undertakes to Deluxestar that if and to the extent that it or any member of the Retained Group receives any dividends or other distributions in respect of any of the Tunisian Shares after the date of this Agreement and prior to the earlier of (i) the date of Tunisian Completion and (ii) the date upon which the rights and obligations of the parties hereunder in respect of the Tunisian Shares are terminated in accordance with clause 15, it shall, not later than 10 business days after the receipt thereof, pay an amount equal to any such dividends or distributions by way of transfer to Deluxestar’s bank account, details of which Deluxestar will notify in writing to Nabisco.

10.3                               Nabisco undertakes to Deluxestar that it shall use its reasonable endeavours to cause the transfer of those six shares in NTSA not legally and beneficially owned by Nabisco (the “Other Tunisian Shares”) to six nominees to be notified to Nabisco by Deluxestar.  The failure to procure any such transfer by the date upon which Tunisian Completion takes place shall not delay Tunisian Completion and Deluxestar shall have no claim against Nabisco for any failure to cause the transfer of the Other Tunisian Shares.

11.                                     NABISCO WARRANTIES AND INDEMNITIES

11.1                               Nabisco warrants as at the date hereof to Deluxestar in the terms of the Warranties (except to the extent provided expressly to the contrary in any Warranties and subject to the matters referred to in clauses 10.3 and 19).

11.2                               Nabisco shall not (in the event of any claim being made against it in connection with the sale of the Sale Shares to Deluxestar) make any claim against any Designated Company or against any director or employee of any Designated Company on whom Nabisco may have relied before agreeing to any term of this Agreement or of the Tax Deed.

11.3                               Each of the Warranties shall be construed as a separate warranty and shall not be limited or restricted by reference to or inference from the terms of any other Warranty.

11.4                               Subject to the limitations in this clause 11, Nabisco undertakes to indemnify and keep indemnified Deluxestar from and against all claims, liabilities, losses, costs and expenses (including reasonable legal fees) which Deluxestar may suffer or incur or which may be made against Deluxestar either before or after the commencement of and arising out of, or in respect of, any action in connection with any breach of a Warranty.

11.5                               The rights and remedies of Deluxestar in respect of a breach of any of the Warranties shall not be affected by Completion, by any investigation made by or on behalf of any party into the affairs of the Nabisco Business Group, by the giving of any time or other indulgence by Deluxestar to any person, or by any other cause whatsoever except a specific waiver or release by Deluxestar in writing; and any such waiver or release shall not prejudice or affect any remaining rights or remedies of Deluxestar.

11.6                               No claim under the Warranties (a “relevant claim”) shall be made unless written notice containing specific details of the relevant claim is served on Nabisco before 30 September 2001.

11.7                               A relevant claim shall not be enforceable against Nabisco and shall be deemed to have been withdrawn unless any legal proceedings in connection with it are commenced within six months after written notice of it is first served on Nabisco except that, in the case of a relevant claim which constitutes only a contingent liability when notice of it is served on Nabisco, such relevant claim will be deemed withdrawn unless legal proceedings are so commenced within six months of the date such relevant claim ceases to be contingent.

11.8                               The aggregate amount of the liability of Nabisco in respect of all relevant claims and in respect of any claim for breach of any other provision of this Agreement or of the Tax Deed shall not exceed £191,800,000.

11.9                               No liability shall attach to Nabisco in respect of relevant claims or claims under the Tax Deed unless the aggregate amount of the liability of Nabisco in respect of all such relevant claims together with claims under the Tax Deed shall exceed £1 million, in which case only the excess shall be payable.  No relevant claim shall be made unless the individual claim exceeds £50,000.

11.10                         Where Deluxestar is or may be entitled to recover from some other person any sum in respect of any matter or event which could give rise to a relevant claim (which in the opinion of a barrister of at least 10 years’ call would have a reasonable chance of success), the person so entitled shall use reasonable endeavours to recover that sum before making the relevant claim (keeping Nabisco at all times fully and promptly informed of the conduct of such recovery) provided that Deluxestar shall be entitled to commence proceedings in respect of the relevant claim, and any sum recovered will reduce the amount  of the relevant claim (and, in the event of the recovery being delayed until after the relevant claim has been satisfied by Nabisco, shall be paid to Nabisco, after deduction of all reasonable costs and expenses of the recovery).

11.11                         Where any facts or circumstances could give rise to both a relevant claim under the Warranties and a relevant claim under the Tax Deed, Nabisco shall not be liable in respect of both relevant claims, and accordingly no recovery shall be made under the Warranties if recovery is made under the Tax Deed and vice versa.

11.12                         Nothing in this clause 11 shall limit any liability which Nabisco may have for fraud or fraudulent misrepresentation.

11.13                         Deluxestar shall:

(a)                                as soon as reasonably practicable notify Nabisco in writing of any relevant claim and of any claim or matter which gives or may give rise to a relevant claim;

(b)                               subject to being indemnified to its reasonable satisfaction, permit Nabisco to assume conduct of and defend and/or take such action as Nabisco may reasonably require to avoid, resist, contest or compromise any claim or matter which gives or may give rise to a relevant claim; and

(c)                                (if Nabisco elects to permit Deluxestar to assume conduct of and defend such claim or matter) not settle, make any admission of liability nor compromise any claim or matter which gives or may give rise to a relevant claim without the prior written consent of Nabisco, such consent not to be unreasonably withheld or delayed.

11.14                         Nabisco agrees to indemnify Deluxestar from and against:

(a)                                any shortfall in the assets of any superannuation scheme of any Designated Company or of which its employees are members below the liabilities at Completion, calculated on the basis of the assumptions specified in the most recent actuarial valuation taking no account of benefits in respect of pensionable services after Completion or future contributions but making proper allowance for prospective increases in salary; and

(b)                               any unfunded liabilities to pay pensions or other like payments for any class of person employed or formerly employed by any member of the Nabisco Business Group or any dependent of any such class of person (save where such liabilities are the subject of adequate provisions in the Accounts.

12.                                     CO-OPERATION AND FURTHER ASSURANCE

12.1                               The parties undertake to co-operate in good faith to ensure that they and their respective subsidiary undertakings do all such acts and things as may reasonably be necessary or requested of them to complete the transactions contemplated by this Agreement.

12.2                               From and after the relevant Completion:

(a)                                Nabisco shall grant access, or procure the grant by any member of the Retained Group of access, to Deluxestar and Finalrealm (or their designees) at all reasonable times to all of the information, books and records relating to any Designated Company (including work papers and correspondence with taxing authorities), and shall afford, or procure that any other member of the Retained Group affords, to Deluxestar and Finalrealm (or their designees) the right (at Deluxestar’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary for the purposes of their business, to permit Deluxestar and Finalrealm (or their designees) to prepare tax returns, to conduct negotiations with tax authorities, to fulfil an obligation to any Governmental Authority imposed by law, regulation or order and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

(b)                               Deluxestar and Finalrealm shall grant or cause each Designated Company to grant to the Retained Group (or its designees) access at all reasonable times to all of the information, books and records relating to such Designated Company within the possession of Deluxestar or Finalrealm or such Designated Company (including work papers and correspondence with taxing authorities), and shall afford to the Retained Group (or its designees) the right (at the Retained Group’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary for the purposes of the Retained Group’s business, to permit the Retained Group (or its designees) to prepare tax returns, to conduct negotiations with tax authorities, to fulfil an obligation to any Governmental Authority imposed by law, regulation or order and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement or otherwise.

(c)                                Each of the parties hereto will preserve and retain all schedules, work papers and other documents relating to any tax returns of or with respect to such Designated Company or to any claims, audits or other proceedings affecting such Designated Company until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

(d)                               Notwithstanding the foregoing provisions of this clause 12, no party hereto shall be required to grant or cause to be granted to any other access to information, books and records or to furnish extracts or copies thereof to the extent that such information, books and records include information regarding such party or any of its subsidiaries.  In such circumstances, such party may either (i) provide appropriately detailed summaries of the information contained therein or (ii), in providing extracts or copies thereof, redact the information relating to such party or its subsidiaries.

12.3                               Deluxestar or Finalrealm, as appropriate, shall use its reasonable endeavours to obtain the release as soon as reasonably practicable after Completion of each member of the Retained Group from any Guarantees given or undertaken by any member of the Retained Group to secure or support any liability of any member of the Nabisco Business Group; and until any such release is obtained Deluxestar or Finalrealm, as appropriate, undertakes with Nabisco (for itself and as trustee for each member of the Retained Group) to indemnify each of them against any liability incurred after the date hereof under any such Guarantee.

12.4                               Nabisco shall use its reasonable endeavours to obtain as soon as reasonably practicable after the date hereof the release of each member of the Nabisco Business Group from any Guarantees given or undertaken by any such member to secure or support the obligations of any member of the Retained Group; and until any such release is obtained Nabisco undertakes with Deluxestar (for itself and as trustee for each member of the Nabisco Business Group) to indemnify each of them against any liability incurred after the date hereof under any such Guarantee.

12.5                               Following the relevant Completion, Deluxestar or Finalrealm, as appropriate, shall procure that each Designated Company shall repay all trade payables (including management charges) to any member of the Retained Group (howsoever incurred), and Nabisco shall procure that each member of the Retained Group shall repay all trade payables (including management charges) to any relevant Designated Company (howsoever incurred), in each case in accordance with the usual credit terms applying to payables of the type in question and in the ordinary course.  In this clause 12.5, reference to Completion in relation to NACO or, as the case may be, NTSA shall mean the date upon which the transfer to Deluxestar of NACO or, as the case may be, NTSA takes place.

12.6                               The parties shall, and shall procure that their subsidiaries shall, co-operate whenever and as reasonably requested by the other party in the preparation and filing of any necessary governmental or regulatory filings or communications to employees, members of pension schemes or counterparties to contractual arrangements as may be necessary or desirable in connection with the transactions contemplated by this Agreement.

12.7                               Each of the parties shall, from time to time upon being required to do so by any other party, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the party requesting such action or execution as such party may reasonably consider necessary for giving full effect to this Agreement and securing to the party requesting such action or execution the full benefit of the rights, powers and remedies conferred upon the party requesting such action of execution in this Agreement.

13.                                     POWER OF ATTORNEY

13.1                               Nabisco hereby appoints each of the Directors of Deluxestar, severally, as its lawful attorney to exercise all rights attaching to the Saudi Shares as may arise during the period after the date of this Agreement and prior to the earlier of (i) the date of Saudi Completion and (ii) the date upon which the rights and obligations of the parties hereunder in respect of the Saudi Shares are terminated in accordance with clause 15. Nabisco undertakes that if required it will produce a separate power of attorney in a form acceptable to the relevant Saudi Arabian authorities.

13.2                               Nabisco hereby appoints each of the Directors of Deluxestar, severally, as its lawful attorney to exercise all rights attaching to the Tunisian Shares as may arise during the period after the date of this Agreement and prior to the earlier of (i) the date of Tunisian Completion and (ii) the date upon which the rights and obligations of the parties hereunder in respect of the

Tunisian Shares are terminated in accordance with clause 15. Nabisco undertakes that if required it will produce a separate power of attorney in a form acceptable to the relevant Tunisian authorities.

14.                                     MANAGERIAL AND OPERATIONAL CONTROL

14.1                               Nabisco undertakes to Deluxestar (in each case with effect from the date of this Agreement until the date of the Saudi Completion or the Tunisian Completion, as the case may be):

(a)                                that each member of NACO and NTSA under the control of Nabisco (and all directors, employees, representatives, agents and attorneys of members of NACO and NTSA to the extent under the control of Nabisco) shall exercise all rights of control (whether as a shareholder, pursuant to contractual arrangements or otherwise) in relation to each of NACO and NTSA at the direction of Deluxestar or any of its affiliates;

(b)                               to keep Deluxestar fully and promptly informed of all matters relating to NACO and NTSA of which Nabisco or any other member of the Retained Group is aware and shall use its reasonable endeavours to provide Deluxestar with access at all reasonable times to all documents and information relating to NACO and NTSA;

(c)                                if any member of NACO and NTSA under the control of Nabisco has a right to appoint directors or other representatives (in each case, a “Representative”) to any board, committee or similar of NACO or NTSA:

(i)                              that it shall use its best endeavours upon the receipt of any written direction from Deluxestar to replace any such Representative in respect of which Deluxestar gives a written direction with a person designated by Deluxestar;

(ii)                           that, pending the appointment of the person designated by Deluxestar, it shall, to the extent permitted, appoint the person designated by Deluxestar as an alternate such as will enable that person to receive notice of and to attend all meetings of the relevant board or committee; and

(d)                               no member of NACO or NTSA shall amend, seek to amend or agree to amend in any respect any Shareholder Documentation.

14.2                               For the avoidance of doubt, it is hereby agreed from the date hereof that Deluxestar shall have full responsibility for funding all necessary cash flow requirements (including, without limitation, working capital and capital expenditure) of NACO and NTSA and the Retained Group shall have no responsibility therefor whatsoever (whether to the relevant Designated Company or to Deluxestar).

14.3                               Nabisco shall, at Deluxestar’s request, reimburse NACO and NTSA an amount equal to any positive cash flows of NACO and NTSA which the Nabisco Group has received after the Relevant Time provided that no reimbursement shall be required to the extent that payment in respect of the same matters shall have been made pursuant to clause 10.1 or 10.2.  Such payment shall be made quarterly based on the prior quarter’s cash flow.  Any reimbursements made under this clause 14.3 shall be made net of and after deduction of any Tax properly payable by NACO and NTSA or Nabisco..

15.                                     TERMINATION OF THE SALE OF NACO AND NTSA

15.1                               The parties hereby acknowledge and agree that if the Saudi Legal Steps are not fulfilled by 17 March 2001 all the rights and obligations of the parties under this Agreement with respect to NACO and the Saudi Shares will automatically terminate and the power of attorney given in relation to the Saudi Shares pursuant to clause 13.1 will be automatically revoked.  Deluxestar shall procure that any person designated by it pursuant to clause 14.1(c) shall, if requested by Nabisco, resign his office.

15.2                               The parties hereby acknowledge and agree that if the Tunisian Legal Steps are not fulfilled by 17 March 2001 all the rights and obligations of the parties under this Agreement with respect to NTSA and the Tunisian Shares will automatically terminate and the power of attorney given in relation to the Tunisian Shares pursuant to clause 13.2 will be automatically revoked.  Deluxestar shall procure that any person designated by it pursuant to clause 14.1(c) shall, if requested by Nabisco, resign his office.

15.3                               In the event that any of the rights and obligations of the parties under this Agreement are terminated pursuant to clause 15.1 or 15.2 respectively, the parties hereby agree that any payments made by Nabisco to Deluxestar pursuant to clause 10.1 with respect to the Saudi Shares or, as the case may be, pursuant to clause 10.2 with respect to  the Tunisian Shares will be refunded by Deluxestar to Nabisco within 10 business days of such termination.

15.4                               If the Saudi Legal Steps or as the case may be the Tunisian Legal Steps are not fulfiled by 17 March 2001, a sum “Z” calculated by reference to the following formula shall be paid by Nabisco to Deluxestar (provided that, if such amount is negative, it shall be paid by Deluxestar to Nabisco):

Z = (A x 7) - B - C

where,

A =         the amount of EBITDA for the year ended on the Accounts Date which is attributable to NACO and/or, as the case may be, NTSA as shown by the 1999 EBITDA Statement;

B =         the amount of Net Debt of NACO and/or, as the case may be, NTSA as shown by the Statement of Net Debt (for the avoidance of doubt, the amount of Net Debt may, for the purposes of this clause, be a negative number (i.e. the Debt in respect of NACO or, as the case may be, NTSA may be less than the aggregate of all relevant cash or cash equivalents in respect thereof), in which event appropriate regard shall be had to the sign preceding it in the above formula);  and

C =         the amount by which the Working Capital of NACO or, as the case may be, NTSA as at the Relevant Time (as shown in the relevant Statement of Working Capital) is less than 95 per cent. of the Actual Average Working Capital of NACO or, as the case may be, NTSA as shown in the Statement of Actual Average Working Capital (if the relevant Working Capital figure is more than 105% of the Actual Average Working Capital of NACO or, as the case may be, NTSA, C shall be included in the above formula as a negative amount).

Any such payment shall be treated as an adjustment to the consideration.  Upon receipt of such payment, neither Deluxestar nor its nominee shall be entitled to claim or make any claim in relation to NACO or, as the case may be, NTSA under the Tax

Deed, under the Warranties, under clause 11 or under any other provision of this Agreement.

16.                                     CONFIDENTIALITY

16.1                               None of the parties shall at any time without the written consent of the other parties, divulge or permit its officers, employees, agents, advisers or contractors to divulge to any person (other than to any respective officers or employees of a party or a person to whom, in each case, disclosure of information is permitted by this Agreement and who require the same to enable them properly to carry out their duties) any of the contents of this Agreement or any information which, in consequence of the negotiations relating to this Agreement  or performing or exercising its rights and obligations under this Agreement, any party may have acquired (whether before or after the date of this Agreement) with respect to the customers, business, assets or affairs of any other party.

16.2                               The restrictions in clause 16.1 shall not apply to the disclosure of any information by a party (the “disclosing party”):

(a)                                which now or hereafter comes into the public domain otherwise than as a result of a breach of such undertaking of confidentiality;

(b)                               which is required by law to be disclosed to any person who is authorised by law to receive the same;

(c)                                which is required to be disclosed by the regulations of any recognised exchange upon which the share capital of the disclosing party is or is proposed to be from time to time listed or dealt in;

(d)                               which is required by the City Code on Takeovers and Mergers; or

(e)                                pursuant to the terms of this Agreement.

17.                                     MISCELLANEOUS

17.1                               Where in this Agreement any liability is undertaken by two or more persons the liability of each of them shall be joint and several.

17.2                               No party may assign its rights under this Agreement except to any other Group Company (and for the avoidance of doubt Deluxestar shall be fully entitled to assign the benefit of this Agreement (including the Warranties and the indemnities contained herein) and the Tax Deed to any member of its Group, provided that if any Group Company to which such rights have been assigned ceases to be a member of the Group, other than on enforcement of security granted to any bank or financial institute providing finance, it shall forthwith execute a deed of transfer of such rights to any company remaining a member of the Group and provided also that each of Deluxestar and Finalrealm (and any such permitted assignees) shall be entitled to assign its rights by way of security to any banks or financial institutions providing finance in connection with the Offer and/or this Agreement shall be binding on and enure for the benefit of the parties’ successors, assigns and personal representatives.

17.3                               This Agreement, together with the documents in the agreed form, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the parties with respect thereto (including, without limitation, the Merger Agreement (as supplemented as referred to in the Recital hereto) which shall cease to be of any effect) and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

17.4                               Each party confirms that, except as provided in this Agreement, no party has relied on any representation or warranty or undertaking which is not contained in this Agreement, or in the documents in the agreed form and, without prejudice to any liability for fraudulent misrepresentation, no party shall be under any liability or shall have any remedy in respect of misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement.

17.5                               So far as it remains to be performed this Agreement shall continue in full force and effect notwithstanding Completion.

17.6                               The parties acknowledge and agree that Nabisco has prior to the date hereof transferred its South African business to other members of the Retained Group without any obligation or liability whatsoever on the Nabisco Business Group, it being the intention that no part of the South African business is to be transferred pursuant to the terms of this Agreement.

17.7                               This Agreement may be executed in counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument.

17.8                               Save as expressly provided herein, a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

18.                                     COSTS

All costs and expenses incurred by any of the parties in connection with the negotiation and preparation of this agreement, including all stamp or other transfer taxes, shall be borne by Deluxestar.

19.                                     PLANTERS & BISCUIT CO

19.1                               In addition to the companies details of which are set out in Schedule 2 to this Agreement, the Nabisco Business Group also comprises a Russian company, Planters & Biscuit Co (the “Russian Subsidiary”), which company is currently in the process of being liquidated.

19.2                               Nabisco agrees to indemnify Deluxestar from and against:

(a)                                all costs, expenses and other liabilities incurred in relation to the liquidation of the Russian Subsidiary; and

(b)                               all actions, proceedings, claims, costs, demands and expenses suffered or incurred by Deluxestar or any member of its group in relation to the Russian Subsidiary.

20.                                     NOTICES

20.1                               A notice, approval, consent or other communication in connection with this Agreement:

(a)                                must be in writing; and

(b)                               must be left at the address of the addressee, or sent by prepaid ordinary post (airmail if posted to or from a place outside the United Kingdom) to the address of the addressee or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or telex or facsimile number then to that address or facsimile number.

The address, telex number and facsimile number of each party is:

Nabisco

Address:               Nabisco International Inc

                               200 Deforest Avenue

                               East Hanover

                               N.J. 07936-1944 USA

Facsimile:              (001) 973 539 9150

Attention:             Elizabeth Culligan

Deluxestar, Bladeland and Finalrealm

Address:                                             c/o Cinven Limited

Pinners Hall

105-108 Old Broad Street

London EC2N 1EH

England

Facsimile:                                            020 7256 2225

Attention:                                         Graham Keniston-Cooper

with copies to:

Address:                                               Cinven Limited

Pinners Hall

105-108 Old Broad Street

London EC2N 1EH

England

Facsimile:                                            020 7256 2225

Attention:                                         Graham Keniston-Cooper

Address:                                               PAI Management

3 rue d’Antin

75078 Paris

France

Facsimile:                                            (00 331) 492 98 1525

Attention:                                         Bertrand Meunier

Address:                                               Deutsche Bank AG London

1 Great Winchester Street

London EC2N 2DB

England

Facsimile:                                            020 7545 4757

Attention:                                         Manjit Dale

20.2                               A notice, approval, consent or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with clause 20.3) unless a later time is specified in it.

20.3                               A letter or facsimile is deemed to be received:

(a)                                in the case of a posted letter, unless actually received earlier, on the third (seventh, if posted to or from a place outside the United Kingdom) day after posting;

(b)                               in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

21.                                     GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

21.1                               This Agreement shall be governed by, and construed in accordance with, English law.

21.2                               Each party irrevocably agrees that the Courts of England shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising therefrom.

21.3                               Each party agrees that without preventing any other mode of service, any document in an action (including, but not limited to, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 20 and each party undertakes to maintain such an address at all times in the United Kingdom and to notify the other party in advance of any change from time to time of the details of such address in accordance with the manner prescribed for service of notices under clause 20.

21.4                               Without prejudice to any other mode of service, Nabisco:

(a)                                irrevocably agrees to appoint an agent for service of process relating to any proceedings before the English Courts in connection with this Agreement and to notify Deluxestar of such agent’s name and address;

(b)                               agrees to maintain such an agent for service of process in England for so long as it has any obligations outstanding under this Agreement;

(c)                                agrees failure by a process agent to notify the Purchaser of the process will not invalidate the proceedings concerned; and

consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under clause 20.

IN WITNESS of which the parties have executed this Agreement on the date first mentioned above.

SCHEDULE 1

NABISCO BUSINESS GROUP

Entity Name:	NABISCO IBERIA, S.L.
Legal Form of Entity:	Sociedad Limitada
Company Registration Data:	Madrid Mercantile Registry, Tomo 6.753, Folio 159, Sección 8[a], Hoja M-109982
Tax Identification Number:	B-80662950
Incorporation Date:	15 July 1993
Registered Address:	c/ Conde De Peñalver, n° 38 Madrid, Spain(1)
Principal Address:	c/Raiguer, n° 12, Poligono el Raiguer Montornés del Vallés, Barcelona, Spain
Board of Directors/Supervisors:
Chairman: Vocals:	Juan Fernando Roche Pacheco Ignacio Aquirre Andrew Wood Elisabeth Culligan Edward John Lyons James A. Kirkman III
Secretary not Director:	Miguel Klingenberg Calvo
Share/Stock Type (participaciones):
Number authorised:	20.408.400
Number Issued:	20.408.400
Percentage Issued:	100%
Par Value:	Pts. 1000
Authorized Capital:	Pts. 20.408.000.000
Shareholders:	Nabisco International, Inc.
Percentage of Shares:	Nabisco International Inc.: 100%
Auditors:	Deloitte & Touche, S.A.

(1)             Pending to record with the mercantile registry the change of corporate address to Montornes del Valles (Barcelona), Poligono el Raiguer, c/Raiguer, nº 12.

Entity Name:	CARNES Y CONSERVAS ESPAÑOLAS, S.A.
Legal Form of Entity:	Sociedad Anónima
Company Registration Data:	Madrid Mercanitel Registry, Tomo 6.160, Folio 170, Sección 8[a], Hoja M-100478
Tax Identification Number:	A-28419372
Incorporation Date:	2 December 1975
Registered Address:	c/ Conde De Peñalver, n° 38 Madrid, Spain(2)
Principal Address:	Avda. de la libertad, s/n, Mérida, Badajoz, Spain
Board of Directors/Supervisors:
Chairman: Vocals:	Juan Fernando Roche Pacheco Ignacio Aquirre Andrew Wood
Secretary not Director:	Miguel Klingenberg Calvo
Share/Stock Type (acciones):
Number authorised:	2.640.355
Number Issued:	2.640.355
Percentage Issued:	100%
Type of the shares:	Serie A: 4.559 share of pta 1. Serie B: 350,000 shares of pta 1. Serie C: 1.000.000 shares of pts 540. Serie D: 2.100.000 shares of pts 1.000.
Authorized Capital:	Pts. 2.640.355.000
Shareholders:	Nabisco Iberia, S.L.
Percentage of Shares:	Nabisco Iberia, S.L.: 100%
Auditors:	Deloitte & Touche, S.A.

(2)             Pending to record with the mercantile registry the change of corporate address to Montornés del Vallés (Barcelona), Poligono el Raiguer, c/Raiguer, nº 12.

Entity Name:	MARBU, S.A.
Legal Form of Entity:	Sociedad Anónima
Company Registration Data:	Madrid Mercantile Registry, Tomo 5.337, Folio 90, Sección 8[a], Hoja M-87.455
Tax Identification Number:	A-31018104
Incorporation Date:	26 October 1967
Registered Address:	c/ Conde De Peñalver, n° 38 Madrid, Spain(3)
Principal Address:
Board of Directors/Supervisors:
Chairman: Vocals:	Juan Fernando Roche Pacheco Ignacio Aquirre Andrew Wood
Secretary not Director:	Miguel Klingenberg Calvo
Share/Stock Type (acciones):
Number authorised:	237.560
Number Issued:	237.560
Percentage Issued:	100%
Par Value:	Pts. 5.000
Authorized Capital:	Pts. 1.187.800.000
Shareholders:	Nabisco Iberia, S.L.
Percentage of Shares:	Nabisco Iberia, S.L.: 100%
Auditors:	Deloitte & Touche, S.A.

(3)             Pending to record with the mercantile registry the change of corporate address to Montornés del Vallés (Barcelona), Poligono el Raiguer, c/Raiguer, nº 12.

Entity Name:	GALLETAS ARTIACH, S.A.
Legal Form of Entity:	Sociedad Anónima
Company Registration Data:	Madrid Mercanitel Registry, Tomo 4.069, Folio 128, Sección 8[a], Hoja M-67.718
Tax Identification Number:	A-48004899
Incorporation Date:	23 July 1932
Registered Address:	c/ Conde De Peñalver, n° 38 Madrid, Spain(4)
Principal Address:	Barrio Bengoechea, n° 88, Orozko, Vizcaya, Spain
Board of Directors/Supervisors:
Chairman: Vocals:	Juan Fernando Roche Pacheco Ignacio Aguirre Andrew Wood

Secretary not Director:	Miguel Klingenberg Calvo
Share/Stock Type (acciones):
Number authorised:	3.531.360
Number Issued:	3.531.360
Percentage Issued:	100%
Par Value:	Pts. 400
Authorized Capital:	Pts. 1.412.544.000
Shareholders:	Nabisco Iberia, S.L.
Percentage of Shares:	Nabisco Iberia, S.L.: 100%
Auditors:	Deloitte & Touche, S.A.

(4)             Pending to record with the mercantile registry the change of corporate address to Montornés del Vallés (Barcelona), Poligono el Raiguer, c/Raiguer, nº 12.

Entity Name:	NABISCO EUROPE, MIDDLE EAST AND AFRICA TRADING, S.A.
Legal Form of Entity:	Sociedad Anónima
Company Registration Data:	Barcelona Mercantile Registry, Tomo 27.256, Folio 115, Sección 8[a], Hoja B115.982
Tax Identification Number:	A-60172541
Incorporation Date:	28 October 1992
Registered Address:	c/ Raiguer, n° 12, Polígono el Raiguer Montornés del Vallés, Barcelona, Spain
Principal Address:	c/ Raiguer, n° 12, Polígono el Raiguer Montornés del Vallés, Barcelona, Spain
Board of Directors/Supervisors:
Chairman:	Juan Fernando Roche Pacheco
Vocals:	Ignacio Aguirre Andrew Wood
Secretary not Director:	Miguel Klingenberg Calvo
Share/Stock Type (acciones):
Number authorised:	1.000
Number Issued:	1.000
Percentage Issued:	100%
Par Value:	Pts. 200.000
Authorized Capital:	Pts. 200.000.000
Shareholders:	Nabisco Iberia, S.L.
Percentage of Shares:	Nabisco Iberia, S.L.: 100%
Auditors:	Deloitte & Touche, S.A.

Entity Name:	CONSIBER, S.A.
Legal Form of Entity:	Sociedad Anónima
Company Registration Data:	Madrid Mercanitel Registry, Tomo 6.197, Folio 156, Sección 8[a], Hoja B-100.994
Tax Identification Number:	A-28569853
Incorporation Date:	31 March 1979
Registered Address:	c/ Conde De Peñalver, n° 38 Madrid, Spain(5)
Principal Address:	Avda. de la libertad, s/n, Mérida, Badajoz, Spain
Board of Directors/Supervisors:
Chairman: Vocals:	Juan Fernando Roche Pacheco Ignacio Aguirre Andrew Wood
Secretary not Director:	Miguel Klingenberg Calvo
Share/Stock Type (acciones):
Number authorised:	10.000
Number Issued:	10.000
Percentage Issued:	100%
Par Value:	Pts. 1.000
Authorized Capital:	Pts. 10.000.000
Shareholders:	Carnes y Conservas Españolas, S.A.
Percentage of Shares:	Carnes y Conservas Españolas, S.A.: 100%
Auditors:	Deloitte & Touche, S.A.

(5)             Pending to record with the mercantile registry the change of corporate address to Montornés del Vallés (Barcelona), Poligono el Raiguer, c/Raiguer, nº 12.

Entity Name:	GALLETAS FONTANDEDA, S.A.
Legal Form of Entity:	Sociedad Anónima
Company Registration Data:	Palencia Mercantile Registry, Tomo 151, Folio 1, Hoja P897
Tax Identification Number:	A-34002659
Incorporation Date:	9 March 1967
Registered Address:	Avda. Del Generalísimo, n° 36, Aguilar de Campoo, Palencia, Spain
Principal Address:	Avda. Del Generalísimo, n° 36, Aguilar de Campoo, Palencia, Spain
Board of Directors/Supervisors:
Chairman: Vocals:	Juan Fernando Roche Pacheco Ignacio Aguirre Andrew Wood
Secretary not Director:	Miguel Klingenberg Calvo
Share/Stock Type (acciones):
Number authorised:	79.030
Number Issued:	79.030
Percentage Issued:	100%
Par Value:	Pts. 5.765
Authorized Capital:	Pts. 455.607.950
Shareholders:	Marbú, S.A.
Percentage of Shares:	Marbú, S.A.: 100%
Auditors:	Deloitte & Touche, S.A.

Entity Name:	NABISCO, S.L.
Legal Form of Entity:	Sociedad Limitada
Company Registration Data:	Barcelona Mercantile Registry, Tomo 10.314, Folio 195, Hoja B-87.732
Tax Identification Number:	B-58641168
Incorporation Date:	13 January 1989
Registered Address:	c/ Raiguer, n° 12, Polígono el Raiguer Montornés del Vallés, Barcelona, Spain
Principal Address:	c/ Raiguer, n° 12, Polígono el Raiguer Montornés del Vallés, Barcelona, Spain
Board of Directors/Supervisors:
Chairman: Vocals:	Juan Fernando Roche Pacheco Ignacio Aguirre Andrew Wood
Secretary not Director:	Miguel Klingenberg Calvo
Share/Stock Type (participiaciones):
Number authorised:	600
Number Issued:	600
Percentage Issued:	100%
Par Value:	Pts. 1.000
Authorized Capital:	Pts. 600.000
Shareholders:	Nabisco Iberia, S.L.
Percentage of Shares:	Nabisco Iberia, S.L.: 100%
Auditors:	Deloitte & Touche, S.A.

Entity Name:	NABISCO ARABIA CO., LTD.
Legal Form of Entity:	Limited liability company
Company Registration Date:	29 January 1996
Commercial Registration No.:	2051020990
Incorporation Date:	29 January 1996
Registered Address:	Head Office in the City of Dammam
Principal Address:	P.O. Box 4113, Dammam 31442, Saudi Arabia
Board of Directors/Supervisors:	William P Crichton - Director
Khaled S Olayan - Director
John Fernando Roche - Director
Andrew Wood - Director
Ashok Ramaswami - Director

Steve Davies - General Manager

Share Capital:	SR 11,430,000 divided into 22,860 shares of SR 500 each
Authorized Capital:	As above
Shareholders:	Nabisco International, Inc. (75%) Olayan Saudi Holding Company (25%)
Auditors:	Deloitte & Touche, S.A.

Entity Name:	NABISCO TUNISIA, S.A.
Legal Form of Entity:	Corporation in form of Societes Anonymes
Incorporation Date:	21.7.76*
Registered Address:	B.P. 89, Hamman-Lif 2050 Tunisia
Principal Address:	As above
Board of Directors/Supervisors:	Ashok Ramaswami - Directeur General
Share Capital:	DT 132,600 divided into 1,326 nominal value DT 100
Authorised Capital:	As above
Shareholders:	Nabisco International, Inc.
Auditors:	Deloitte Touche Tohmatsu

*  Nabisco International Inc., acquired Nabisco Tunisia S.A. (Formerly known as Royal Food Products S.A.) on February 3, 1994.  Royal Food Products S.A. name changed to Nabisco Tunisia S.A. on May 31, 1995.

Entity Name:	NABISCO IBERIA., LIMITADA PORTUGAL.
Legal Form of Entity:	Company limited by shares
Incorporation Date:	December 23, 1916
Registered Address:	Rua Proletariado, 14, Portela de Ajuda 2795-648 Carnaxide, Portugal
Principal Address:	As above
Board of Directors/Supervisors:	Juan Fernando Roche - Area President Daniel Battle - General Manager Miguel Klingenberg Rosa Maria Martinez - Iberian Finance Director
Share Capital:	566,400,000 PTE
Authorised Capital:	566,400,000 PTE
Shareholders:	Nabisco Iberia, S.L.
Auditors:	Deloitte & Touche

SCHEDULE 2

WARRANTIES

1.                                           INFORMATION

(a)                                All information contained in Schedule 1 is true, accurate, complete and not misleading.

(b)                               There are no subsidiaries of Nabisco Iberia, NACO and NTSA other than the subsidiaries listed in Schedule 1.

2.                                           BUSINESSES TO BE TRANSFERRED

At the date hereof, the Nabisco Business Group and the rights and assets thereof comprise all rights and assets necessary for or used in the business of production and sale of biscuits, dry mixes and cookies carried on by Nabisco at the date hereof in Europe, the Middle East and Africa (excluding South Africa) (for the purposes of this Schedule, the “Business”) and no other rights or assets are owned by the Nabisco Business Group or will be required by the Nabisco Business Group to carry on the Business as carried on at the date hereof, with the exception of the personnel and assets necessary to perform the services to be provided under the Supplemental Agreements.

3.                                           CAPACITY

(a)                                Other than pursuant to this Agreement, Nabisco is under no obligation (whether actual or contingent) to sell, charge or otherwise dispose of any of the Sale Shares or any interest therein to any person.

(b)                               Other than this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sell, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of any member of the Nabisco Business Group (including an option or right of pre-emption or conversion).

(c)                                Nabisco has full power and authority without requiring the consent of any person to enter into, and at Completion Nabisco will have full power and authority to perform its obligations under, this Agreement and all documents in agreed form requiring execution by it.

(d)                               This Agreement and all documents in agreed form requiring execution by Nabisco will, when executed, constitute lawful, valid and binding obligations of Nabisco in accordance with their respective terms.

4.                                           SHARE CAPITAL

(a)                                Nabisco is, or will at the relevant Completion be, the registered holder and beneficial owner of the Iberia Shares, the registered or beneficial owner of the Tunisia Shares (save as provided in clause 10.3) and the registered and beneficial owner of the Saudi Shares and Nabisco Iberia or another Nabisco Business Group company is, or will at

Iberia Completion be, the registered holder and beneficial owner of all the issued and the allotted share capital of each of the subsidiaries listed in Schedule 1.

(b)                               The Sale Shares constitute all the issued and allotted share capital of Nabisco Iberia and NTSA and 75% of the issued and allotted share capital of NACO and the Sale Shares and all issued and all allotted shares in the capital of each of the other companies listed in Schedule 1 are fully paid or credited as fully paid.

(c)                                Nabisco is, or will be at Completion, entitled to sell and transfer the full legal and beneficial interest in the Iberia Shares and the Tunisian Shares to Deluxestar on the terms set out in this Agreement.  Nabisco will at Saudi Completion be entitled to sell and transfer the full legal and beneficial interest in the Saudi Shares to Deluxestar on the terms set out in this Agreement, subject to the terms of the Joint Venture Agreement, the contents of which Deluxestar hereby acknowledges and is aware of.

(d)                               Nabisco is, or will be at Completion, entitled to procure the sale and transfer of the full legal and beneficial interest in all the issued and allotted share capital of each of the other companies (excluding NACO and NTSA) listed in Schedule 1.

(e)                                The Sale Shares are, or will be at Completion, free of all liens, charges, encumbrances, restrictions or third party rights of whatever nature.

5.                                           ASSETS

(a)                                Title to Assets

All material assets acquired by Designated Companies since the Accounts Date and all other material assets used or employed by Designated Companies in the Business are, or will be at Completion, the absolute property of the Nabisco Business Group free from any mortgage, charge, lien, bill of sale or other encumbrance (other than any such mortgage, charge, lien or other encumbrance implied by law or statute or that does not materially impair the operations or value of the Nabisco Business Group).

(b)                                Acquisition at arm’s length

Other than in any pre-sale reorganisation to effect the transfer of Nabisco Business, the Nabisco Business Group has not within the period of twenty-four months ending on the date hereof acquired any material asset from anyone outside its Group on terms which were not by way of bargain at arm’s-length.

6.                                           REAL PROPERTY

The Nabisco Business Group is the legal and beneficial owner or has (or will have at Completion) a valid and enforceable right to occupy all real properties which are material to the businesses carried on by the Nabisco Business Group.

7.                                           INTELLECTUAL PROPERTY RIGHTS

(a)                                Save for any Intellectual Property Rights licensed to any member of the Nabisco Business Group, a member of the Nabisco Business Group is (or will at Completion be) the registered proprietor (where appropriate) and the sole legal and beneficial owner of, and otherwise has good title to and the right to use on normal commercial terms, all material Nabisco Business Intellectual Property Rights required for the operation of the Business.

(b)                               No Designated Company has received any notice that any material Nabisco Business Intellectual Property Rights used for any of the operations of any of its businesses or any of them are being infringed, attacked or opposed by any person or that its use of the Nabisco Business Intellectual Property rights infringes or is likely to infringe the Intellectual Property Rights of any third party.

(c)                                The Nabisco Business Group does not (or will not at Completion) require any Nabisco Business Intellectual Property Rights of which it does not have the ownership or use or any licence to use any Intellectual Property Rights, for any of the material operations of any of its businesses.

(d)                               The Nabisco Business Intellectual Property Rights are free from encumbrances and, in the case of confidential information, any disclosure obligation.

8.                                           CHANGE OF CONTROL

There is no material agreement or arrangement between any Designated Company and any other person which can be terminated as a result of this Agreement (or Completion), with the exception of the Nabisco Business Group’s financing and securitisation arrangements and the Joint Venture Agreement (and connected arrangement) relating to NACO.

9.                                           CONTRACTS

(a)                                No contract exists in relation to the Nabisco Business Group which is of a long term, onerous or unusual nature and the existence of which is capable at Completion of having a material adverse effect on the Nabisco Business Group.

(b)                               No joint venture or partnership or similar arrangement exists in relation to the Nabisco Business Group the existence or absence or invalidity of which is capable of having a material adverse effect on the Nabisco Business Group.

10.                                     COMPETITION

(a)                                Nabisco is not aware of any process, notice or communication, formal or informal, by or on behalf of the Office of Fair Trading, the Competition Commission, the Secretary of State, the European Commission or any other authority of any country having jurisdiction in anti-trust matters, in relation to any aspect of the business of the Nabisco Business Group.

(b)                               Nabisco has not, in relation to the Nabisco Business Group, been a party to any arrangement or contract or taken any action in the two years ending on the Accounts

Date which constitutes anti-competitive behaviour in breach of any law, regulation, or administrative process relating to fair competition, anti-trust, mergers or similar matters and which would be capable of having a material adverse effect on the Nabisco Business Group.

11.                                     LITIGATION

Apart from normal debt collection, no Designated Company is engaged in any material litigation, arbitration, prosecution or other legal proceedings, and there are no material claims or actions in progress or threatened in writing against the Nabisco Business Group.

12.                                     ENVIRONMENT

There are no circumstances in relation to the Nabisco Business Group which give rise or could give rise or have given rise to any civil, criminal, administrative or other action, claim, proceeding, or investigation by competent authority under Environmental Law in relation to any matter including properties now owned or formerly owned by the Nabisco Business Group  which, in each case, would have a material adverse effect on the Nabisco Business Group.

13.                                     INTRA GROUP ARRANGEMENTS

At Completion there will not be any arrangements or agreements between members of the Nabisco Business Group and any member of the Retained Group which are other than on bona fide arms’ length terms.

14.                                     SUBSIDIARIES

The particulars of the subsidiaries of Nabisco Iberia set out in Schedule 1 are correct and the share capital of each of the subsidiaries is beneficially owned as shown there, free from all charges, liens, encumbrances and claims.

15.                                     EMPLOYEES

No member of the Nabisco Business Group has entered into:

(a)                                any agreement imposing an obligation on the Nabisco Business Group to increase the rates of remuneration of, or to make any bonus or incentive payments or any benefits in kind or any payments under a profit-sharing scheme to or on behalf of, any class of its employees at any future date other than in the ordinary course; or

(b)                               any negotiation for a change in the emoluments or other terms of engagement of any grade its employees; or

(c)                                any agreement or arrangement for the provision of compensation on the termination of employment of any class of employees beyond the minimum required by law.

16.                                     PENSIONS

(a)                               No member of the Nabisco Business Group is providing or has at any time provided ex gratia pensions or other like payments for any class of person employed or formerly employed by it or any dependant of any such class of person.

(b)                               The assets of any superannuation scheme of the Nabisco Business Group are sufficient on the basis of the assumptions specified in the most recent actuarial valuation to fund all liabilities to past and present employees (whether immediate, prospective or contingent), taking no account of benefits in respect of pensionable service after Completion or future contributions but making proper allowance for prospective increases in salary (and all pensions and other like payments for any class of person employed or formerly employed by the Nabisco Business Group or any dependant of any such class of person are payable from such superannuation scheme and from no other source).

17.                                     MISCELLANEOUS

(a)                                Insolvency

(i)                              No order has been made and no resolution has been passed for the winding up of, or a provisional liquidator to be appointed in respect of any member of the Nabisco Business Group.

(ii)                           No member of the Nabisco Business Group is insolvent or unable to pay its debts  or has stopped paying its debts as they fall due.

(iii)                        No unsatisfied judgment for an amount in excess of £500,000 is outstanding against any Nabisco Business Group company.

(b)                                Consents

(i)                              All consents, permissions, approvals and agreements of third parties which are necessary or desirable for Nabisco to obtain in order to enter into this Agreement in accordance with its terms have been, or will be prior to Completion, unconditionally obtained in writing, with the exception of any consents required pursuant to the Joint Venture Agreement (and connected arrangements) relating to NACO and any regulatory approvals or consents in any relevant jurisdiction and those necessary or desirable for Nabisco to perform this Agreement will have been obtained by Completion.

(ii)                           All licences, permissions and consents required for the carrying out of the businesses of the Nabisco Business Group and the absence or invalidity of which would have a material adverse effect on the Nabisco Business Group have been obtained and are in full force and effect.

NABISCO INTERNATIONAL, INC.

By:	/s/ Robert K. Devries
Name: Robert K. Devries
Title: Vice President and Secretary

DELUXESTAR LIMITED

By:	/s/ Dominic Murphy
Name: Dominic Murphy
Title: Director

FINALREALM LIMITED

By:	/s/ Dominic Murphy
Name: Dominic Murphy
Title:

BLADELAND LIMITED

By:	/s/ Dominic Murphy
Name: Dominic Murphy
Title: